EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 3Q2008 Results and 4Q2008 Update
Fully-Diluted Earnings Per-Share of $0.67 In Line with Previously Announced Expectations

DENVER, CO., November 6, 2008 -- Air Methods Corporation (NasdaqGS: AIRM) reported results for the quarter ended September 30, 2008.  Revenue increased 32% to $133.8 million from $101.5 million in the year-ago quarter.  For the nine-month period, revenue increased 39% to $379.9 million, up from $273.7 million in the prior-year nine-month period.

For the quarter, net income decreased 25% to $8.4 million, or $0.67 per diluted share, as compared with prior-year quarter net income of $11.2 million, or $0.89 per diluted share.  Net income for the nine-month period was $15.5 million, or $1.23 per diluted share, compared to $22.7 million, or $1.82 per diluted share, for the prior-year period.  The current-year and prior-year quarters included a $1.1 million and $1.2 million pre-tax net gain on disposition of assets, respectively, while the prior-year quarter included a $0.8 million pre-tax loss on early extinguishment of debt.

The third quarter 2007 financial results do not reflect any operations of FSS Airholdings, Inc., the parent company of CJ Systems Aviation Group, Inc. (CJ), since the acquisition was not completed until October 1, 2007.

Third Quarter Highlights

Community-Based Services:  Revenue from community-based services increased 19% to $82.6 million from $69.3 million, and segment net income decreased 15% to $17.5 million during the third quarter, as compared with segment net income of $20.5 million in the prior-year quarter.  As previously reported, the decrease in segment net income was primarily attributed to decreases in patients transported for community bases in operation greater than one year and excluding bases acquired from CJ (Same-Base Transports).  Same-Base Transports decreased 1,552 transports, or 16%, while weather cancellations for these same bases increased 422 transports compared with the prior-year quarter.  The decrease in revenue from reduction in Same-Base Transports was partially offset by $7.3 million in revenue generated from hurricane response activities during the quarter, as well as from a 7% increase in net revenue per community-based transport to $7,047 from $6,560 in the prior year quarter.  Segment net income also reflects a $0.7 million, or 12%, increase in maintenance expenditures over the prior-year quarter, excluding aircraft added since July 1, 2007.   In addition, fuel expense increased 56% per hour flown as compared with the prior-year quarter, which increased fuel expense by $1.8 million.  Revenue generated from bases added in the CJ acquisition was $10.8 million during the current-year quarter.

Hospital-Based Services:  Revenue from hospital-based services increased by 65% to $48.6 million from $29.4 million, while segment net income decreased to $0.4 million in the current-year quarter from $2.0 million during the prior-year third quarter.  The increase in revenue is primarily attributed to $15.9 million generated during the current-year quarter from the assumption of CJ hospital-based contracts.  This increased revenue was partially offset by an 11% decrease in flight volume, excluding locations added or closed since July 1, 2007, which decreased flight revenues by approximately $1.2 million.  The net decrease in segment earnings is primarily attributed to an increase in maintenance expense.  Maintenance expense for the quarter increased by $2.1 million, or 24%, excluding aircraft added since July 1, 2007.

Products Division:  Revenue, excluding revenue generated from internal projects, decreased slightly from $2.9 million to $2.7 million in the current-year quarter.  Segment net income, excluding internal projects, was unchanged at $0.7 million.

The Company also provided an update on October 2008 flight volume.  Total community-based transports   during October 2008 were 3,495 compared with 3,796 during October 2007.  Patient transports for community bases in operation greater than one year, including CJ bases added October 1, 2007, decreased 163 transports or 5%, while weather cancellations for these same bases decreased by 297 transports.

Aaron Todd, Chief Executive Officer, stated, “We are pleased with the strength of our earnings considering the weaker flight volume and higher maintenance and fuel expenses incurred during the quarter.  We are also pleased that October volume was favorably impacted by more moderate weather cancellation levels.  Recent significant decreases in fuel prices and expected lower weather cancellations compared to the severe weather in previous winter and spring periods should help to offset any continued softness in overall demand for air medical services.  In addition, continued improvement in net revenue per transport supports our current plans for continued price increases to keep pace with inflation in cost per transport.  Air Methods continues to enjoy strong positive cash flow having generated over $44.3 million in cash from operations during the first nine months of 2008.  We have used this excess cash to reduce debt levels, increase the size of our unencumbered fleet, and engage in stock repurchase activities.  While the current economic environment creates certain operational uncertainties, we continue to have a positive outlook for our future periods given recent trends in reduced fuel costs, moderating weather, improved reimbursement, and strong cash flows.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 70416153, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 320 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

---FINANCIAL STATEMENTS ATTACHED---

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	September 30, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$9,171	5,134
Trade receivables, net	140,584	135,633
Other current assets	61,422	74,090

Total current assets	211,177	214,857

Net property and equipment	129,924	114,746
Other assets, net	41,097	39,949

Total assets	$382,198	369,552

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$22,831	24,203
Current portion of indebtedness	18,356	18,350
Accounts payable, accrued expenses and other	64,057	59,546

Total current liabilities	105,244	102,099

Long-term indebtedness	66,293	76,751
Other non-current liabilities	52,708	48,682

Total liabilities	224,245	227,532

Total stockholders' equity	157,953	142,020

Total liabilities and stockholders' equity	$382,198	369,552

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2008	2007	2008	2007

Revenue:
Flight operations	$131,079	98,587	370,298	267,443
Product operations	2,753	2,962	9,592	6,297
Total revenue	133,832	101,549	379,890	273,740

Expenses:
Operating expenses	100,141	66,151	290,924	185,561
General and administrative	15,947	12,861	50,671	37,579
Gain on disposition of assets, net	(1,130)	(1,201)	(2,568)	(1,546)
Depreciation and amortization	4,328	3,395	12,628	10,285
	119,286	81,206	351,655	231,879

Operating income	14,546	20,343	28,235	41,861

Interest expense	(1,270)	(1,169)	(3,943)	(3,909)
Loss on early extinguishment of debt	--	(757)	--	(757)
Other, net	928	612	2,180	1,558

Income before income taxes	14,204	19,029	26,472	38,753

Income tax expense	(5,835)	(7,838)	(10,939)	(16,039)

Net income	$8,369	11,191	15,533	22,714

Income per common share:
Basic	$0.69	0.94	1.28	1.91
Diluted	$0.67	0.89	1.23	1.82

Weighted average common shares outstanding:
Basic	12,179,714	11,954,332	12,170,980	11,906,211
Diluted	12,522,932	12,542,816	12,590,252	12,448,801